EXHIBIT 32.2

CORPORATE OFFICE PROPERTIES TRUST

CERTIFICATIONS REQUIRED BY

RULE 13a-14(b) UNDER THE SECURITIES EXCHANGE ACT OF 1934

In connection with the Quarterly Report on Form 10-Q of Corporate Office Properties Trust (the “Company”) for the quarter ended June 30, 2017, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Anthony Mifsud, Chief Financial Officer of the Company, certify that to my knowledge:

(1)           The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)           The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Anthony Mifsud
Anthony Mifsud
Chief Financial Officer

Date:	July 31, 2017